Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Hecla Mining Company

Coeur d’Alene, Idaho

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of Hecla Mining Company of our report dated March 27, 2015, relating to the consolidated financial statements of Revett Mining Company, Inc. (“the Company”) which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, LLP
Spokane, Washington

April 20, 2015